Exhibit 2.2

DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of Golar LNG Limited's securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description also summarizes relevant provisions of Bermuda law, including the Companies Act 1981 of Bermuda (the “Companies Act”). The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Bermuda law, our Memorandum of Association and bye-laws as amended on September 24, 2013 and on September 24, 2020 (“Amended Bye-Laws”). We encourage you to read our Amended Bye-Laws and the applicable provisions of Bermuda law for additional information. Capitalized terms used and not otherwise defined in this Exhibit shall have the respective meanings ascribed to them in the Annual Report on 20-F of which this Exhibit is a part.

DESCRIPTION OF COMMON SHARES

The respective number of common shares issued and outstanding as of the last day of the fiscal year for the annual report on Form 20-F to which this description is attached or incorporated by reference as an exhibit, is provided on the cover page of such annual report on Form 20-F. All the Company’s issued and outstanding shares are fully paid in. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Voting Rights

The holders of our common shares will be entitled to one vote per share on each matter requiring the approval of the holders of the common shares. At any annual or special general meeting of shareholders where there is a quorum, a simple majority of votes cast will generally decide any matter, unless a different vote is required by express provision of our Amended Bye-Laws or Bermuda law.

The Companies Act and our Amended Bye-Laws do not confer any conversion or sinking fund rights attached to our common shares.

Preemptive Rights

Bermuda law does not provide a shareholder with a preemptive right to subscribe for additional issues of a company’s shares unless, and to the extent that, the right is expressly granted to the shareholder under the bye-laws of a company or under any contract between the shareholder and the company.

Holders of our common shares do not have any preemptive rights pursuant to the Amended Bye-Laws.

Transfer of Shares

Subject to the Companies Act, any shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other form which the Board of Directors may approve.

The Board of Directors may decline to register the transfer of any share which is not a fully-paid share, and may direct the Registrar to decline (and the Registrar shall decline if so requested) to register the transfer of any interest in any share held through the VPS, if the registration of such transfer would be likely, in the opinion of the Board, to result in fifty percent or more of the aggregate issued share capital of the Company or shares of the Company to which are attached fifty percent or more of the votes attached to all outstanding shares of the Company being held or owned directly or indirectly, (including, without limitation, through the VPS) by a person or persons resident for tax purposes in a jurisdiction which applies a controlled foreign company tax legislation or a similar tax regime which, in the Board's opinion, will have the effect that shareholders are taxed individually for a proportion of the Company's profits (a Combating the Financing of Terrorism Jurisdiction (“CFT Jurisdiction”)), provided that this provision shall not apply to the registration of shares in the name of the Registrar as nominee of persons whose interests in such shares are reflected in the VPS, but shall apply, mutatis mutandis, to interests in shares of the Company held by persons through the VPS.

Where our common shares are listed or admitted to trading on any appointed stock exchange, such as NASDAQ, they will be transferred in accordance with the rules and regulations of such exchange.

Repurchase of Shares

Subject to the Companies Act, the Memorandum of Association and the Amended Bye-Laws, our Board may from time to time repurchase any common shares for cancellation or to be held as treasury shares.

Holders of our common shares, however, do not have any right to require the Company to purchase their shares pursuant to the Amended Bye-Laws.

Redemption of Preference Shares

The Company may, with the approval of the shareholders, issue preference shares which are redeemable at the option of the Company or the holder, subject to the Companies Act, the Memorandum of Association and the Amended Bye-Laws.

Call on Shares

Pursuant to the Amended Bye-Laws, the Board may from time to time make calls upon our shareholders in respect of any moneys unpaid on their shares.

Reduction of Share Capital

Subject to the Companies Act, the Memorandum of Association and the Amended Bye-Laws, the shareholders may by resolution authorize the reduction of the Company’s issued share capital or any capital redemption reserve fund or any share premium or contributed surplus account in any manner.

Dividend and Other Distributions

Under the Companies Act, a company may, subject to its bye-laws and by resolution of the directors, declare and pay a dividend, or make a distribution out of contributed surplus, provided there are reasonable grounds for believing that (a) the company is, and would after the payment be, able to pay its liabilities as they become due and (b) the realizable value of its assets would be greater than its liabilities.

The Amended Bye-Laws provide that the Board from time to time may declare cash dividends or distributions out of contributed surplus to be paid to the shareholders according to their rights and interests, including such interim dividends as appear to the Board of Directors to be justified by the position of the Company.

Board of Directors

The Amended Bye-Laws provide that the Board shall consist of not less than two members and shall at all times comprise a majority of directors who are not resident in the United Kingdom. Our shareholders may change the minimum and the maximum number of directors by the vote of shareholders representing a simple majority of the total number of votes which may be cast at any annual or special general meeting, or by written resolution. Each director is elected at an annual general meeting of shareholders for a term commencing upon election and each director shall serve until re-elected or their successors are appointed on the date of the next scheduled annual general meeting of shareholders. There are no provisions for cumulative voting in the Companies Act or the Amended Bye-Laws and the Amended Bye-Laws do not contain any super-majority voting requirements.

Subject to the Companies Act, the Amended Bye-Laws permit our directors to engage in any transaction or arrangement with us or in which we may otherwise be interested. Additionally, as long as our director declares the nature of his or her interest immediately or thereafter at a meeting of the board of directors, or by writing to the directors as required by the Companies Act, he or she shall not, by reason of his office be held accountable for any benefit derived from any outside office or employment.

Our directors are not required to retire because of their age and are not required to be holders of our common shares.

Removal of Directors and Vacancies on the Board

Under the Companies Act, any director may be removed, with or without cause, by a vote of the majority of shareholders if the bye-laws so provide. A company may remove a director by specifically convening a special general meeting of the shareholders.

The Amended Bye-Laws provide that directors may be removed, with or without cause, by a vote of the shareholders representing a majority of the votes present and entitled to vote at a special general meeting called for that purpose. The notice of any such special general meeting must be served on the director concerned no less than 14 days before the special general meeting and he or she shall be entitled to be heard at that special general meeting.

Any director vacancy created by the removal of a director from our Board at a special general meeting may be filled by the election of another director in his place by a majority vote of the shareholders entitled to vote at the special general meeting called for the purpose of removal of that director, or in the absence of such election, by the Board. The Board may fill casual vacancies so long as quorum of directors remains in office. Each director elected to the Board to fill a vacancy shall serve until the next annual general meeting of shareholders and until a successor is duly elected and qualified or until such director’s resignation or removal.

Shareholder Meetings

Under the Companies Act, an annual general meeting of the shareholders shall be held for the election of directors on any date or time as designated by or in the manner provided for in the bye-laws and held at such place within or outside Bermuda as may be designated in the bye-laws. Any other proper business may be transacted at the annual general meeting.

Under the Companies Act, any meeting that is not the annual general meeting is called a special general meeting, and may be called by the Board or by such persons as authorized by the company’s memorandum of association or bye-laws. Under the Companies Act, holders of one-tenth of a company’s issued common shares may also call special general meetings. At such special general meeting, only business that is related to the purpose set forth in the required notice may be transacted. Additionally, under Bermuda law, a company may, by resolution at a special general meeting, elect to dispense with the holding of an annual general meeting for (a) the year in which it is made and any subsequent year or years; (b) for a specified number of years; or (c) indefinitely.

Under the Amended Bye-Laws, notice of any general meeting must be given not less than seven (7) days before the meeting and shall state the place, date and hour of the meeting and, in the case of a special general meeting, shall also state the purpose of such meeting and that it is being called at the direction of whoever is calling the meeting. Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a general meeting.

Annual General Meetings. The Amended Bye-Laws provide that the Board may fix the date, time and place of the annual general meeting within or outside of Bermuda (but never in the United Kingdom or in a CFT Jurisdiction) for the election of directors and to transact any other business properly brought before the meeting.

Special General Meetings. The Amended Bye-Laws provide that special general meetings may be called by the Board and when required by the Companies Act (i.e. by holders of one-tenth of a company’s issued common shares through a written request to the Board).

Notice Requirements. The Amended Bye-Laws provide that we must give not less than seven (7) days’ notice before any annual or special general meeting.

Quorum of Shareholders

Under the Companies Act, where the bye-laws so provide, a general meeting of the shareholders of a company may be held with only one individual present if the requirement for a quorum is satisfied and, where a company has only one shareholder or only one holder of any class of shares, the shareholder present in person or by proxy constitutes a general meeting.

Under the Amended Bye-Laws, quorum at annual or special general meetings shall be constituted by at least two shareholders present in person or by proxy and entitled to vote (whatever the number of shares held by them).

Shareholder Action without a Meeting

Under the Companies Act, unless the company’s bye-laws provide otherwise, any action required to or that may be taken at an annual or general meeting can be taken without a meeting if a written consent to such action is signed by the necessary majority of the shareholders entitled to vote with respect thereto.

The Amended Bye-Laws provide that, except in the case of the removal of auditors and directors, anything which may be done by resolution may, without an annual or special general meeting and without any previous notice being required, be done by resolution in writing, signed by a simple majority of all the shareholders or their proxies (or such greater majority required by the Companies Act).

Shareholder’s Rights to Examine Books and Records

Under the Companies Act, any shareholder, during the usual hours of business, may inspect, for a purpose reasonably related to his or her interest as a shareholder, and make copies of extracts from the share register, and minutes of all general meetings.

Amendments to Memorandum of Association

Under Bermuda law, a company may, by resolution passed at an annual or special general meeting of shareholders, alter the provisions of the memorandum of association. An application for annulment of an alteration so adopted by the Company can be made to the Court, but can only be made by (i) holders of not less in the aggregate than 20% in par value of a company’s issued share capital, (ii) by holders of not less in the aggregate that 20% of the company’s debentures entitled to object to alterations to the memorandum, or (iii) in the case a company that is limited by guarantee, by not less than 20% of the shareholders.

Variation in Shareholder Rights

Under Bermuda law, if at any time a company has more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied with (i) the consent in writing of the holders of 75% in nominal value of the issued shares of that class, or (ii) the sanction of a resolution passed at a separate general meeting of holders of the shares of the class at which a quorum consisting of at least two persons holding or representing of one-third of the issued shares of the relevant class is present.

The Amended Bye-Laws may be amended from time to time in the manner provided for in the Companies Act, provided that any such amendment shall only become operative to the extent that it has been confirmed by a resolution passed by a simple majority of votes cast at a general meeting of the Company.

Vote on Amalgamations, Mergers, Consolidations and Sales of Assets

Under the Companies Act, any plan of merger or amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) must, unless otherwise provided for in a company’s bye-laws, be authorized by the company’s board of directors and its shareholders, and must be approved by a majority vote of three-fourths of those shareholders voting at such special general meeting. Also, it is required that a quorum of two or more persons holding or representing more than one-third (1/3) of the issued and outstanding common shares of the company on the Record Date are in attendance in person or by proxy at such special general meeting.

Under the Amended Bye-Laws the Board of Directors may, with the sanction of a simple majority of votes cast at a general meeting of the Company, amalgamate the Company with another company, whether or not the Company is the surviving company and whether or not such an amalgamation involves a change in the jurisdiction of the Company.

Appraisal and Dissenters Rights

Under Bermuda law, in the event of an amalgamation or a merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the special general meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Derivative Actions

Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company, or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it. However, generally a derivative action will not be permitted where there is an alternative action available that would provide an adequate remedy. Any property or damages recovered by derivative action go to the company, not to the plaintiff shareholders. When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company or that the company be wound up.

A statutory right of action is conferred on subscribers to shares of a Bermuda company against persons (including directors and officers) responsible for the issue of a prospectus in respect of damage suffered by reason of an untrue statement contained in the prospectus, but this confers no right of action against the company itself. In addition, subject to any limitations that may be contained in a company’s bye-laws, a shareholder may bring a derivative action on behalf of the company to enforce a right of the company (as opposed to a right of its shareholders) against its officers (including directors) for breach of their statutory and fiduciary duty to act honestly and in good faith with a view to the best interests of the company.

The Amended Bye-Laws contain provisions whereby each shareholder (i) agrees that the liability of our officers shall be limited, (ii) agrees to waive any claim or right of action such shareholder might have, whether individually or in the right of the Company, against any director, alternate director, officer, person or member of a committee, resident representative or any of their respective heirs, executors or administrators for any action taken by any such person, or the failure of any such person to take any action, in the performance of his or her duties, or supposed duties, to the Company or otherwise, and (iii) agrees to allow us to indemnify and hold harmless our officers and directors in respect of any liability attaching to such officer and director incurred by him or her as an officer or director of the Company. The restrictions on liability, indemnity and waiver do not extend to any liability of an officer or director for fraud or dishonesty.

Liquidation

Under Bermuda Law, in the event of our liquidation, dissolution or winding up, the holders of common shares of a company are entitled to share in its assets, if any, remaining after the payment of all of its debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Limitations on Ownership

There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our common shares.

Listing

Our common shares have been quoted on the NASDAQ Global Select Market, or NASDAQ, since our initial public offering in 2002 and traded under the ticker symbol "GLNG".

Comparison of Bermuda Law to Delaware Law

The following table provides a comparison between some statutory provisions of the Delaware General Corporation Law and the Bermuda Companies Act relating to shareholders’ rights.

Delaware	Bermuda

Dividends
Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, directors may declare and pay dividends upon the shares of its capital stock either (i) out of its surplus or (ii) if the corporation does not have surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The excess, if any, at any given time, of the net assets of the corporation over the amount so determined to be capital is surplus. Net assets means the amount by which total assets exceed total liabilities.

Dividends may be paid in cash, in property, or in shares of the corporation's capital stock.	Under the Companies Act, a company may declare and pay a dividend, or make a distribution out of contributed surplus, provided there are reasonable grounds for believing that (a) the company is, and would after the payment be, able to pay its liabilities as they become due and (b) the realizable value of its assets would be greater than its liabilities. (Companies Act § 54).

Directors
Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.	The number of directors is fixed by the bye-laws, and any changes to such number must be approved by the Board of Directors and/or the shareholders in accordance with the company's bye-laws. (Companies Act §91).

Dissenter’s Rights of Appraisal
Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.	A dissenting shareholder of a Bermuda exempted company is entitled to be paid the fair value of his or her shares in an amalgamation or merger. (Companies Act § 106(6)).

Shareholder Derivative Actions
Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter developed upon such shareholder by operation of law.

Generally, class actions and derivative actions are not available to shareholders under Bermuda law. (See generally, Bermuda Companies Act).

Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the bye-laws.

Bermuda courts would further give consideration to acts that are alleged to constitute a fraud against the minority of shareholders, or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

Shareholder Meetings and Voting Rights
Shareholder meetings may be held at such times and places as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the Board of Directors.

Special meetings of the shareholders may be called by the Board of Directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws, or if not so designated, as determined by the Board of Directors.

Written notice shall be given not less than 10 nor more than 60 days before the meeting. Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Shareholder meetings may be held within or without the State of Delaware.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Shareholder meetings may be called by the Board of Directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at a general meeting. (Companies Act §74(1)).

Special meetings may be convened by the Board of Directors whenever they see fit, and the meetings shall be called special general meetings. (Companies Act §71(2)).

May be held in or outside of Bermuda.

Notice:
-    Notice of all general meetings shall specify the place, the day and hour of the meeting. (Companies Act §71(3)).

-    Notice of special general meetings shall specify the place, the day, hour and general nature of the business to be considered at the meeting. (Companies Act §71(3)).

-    Notwithstanding any provision in the bye-laws of a company, at least five days’ notice shall be given of a company meeting. (Companies Act §75(1)).

-    The unintentional failure to give notice to any person does not invalidate the proceedings. (Companies Act §71(4)).

Generally, any action which may be done by resolution of a company in a general meeting may be done by resolution in writing. (Companies Act §77A).

Shareholders may act by written resolution to elect directors, but may not act by written resolution to remove directors. (Companies Act §77A(6)(b)).

Except as otherwise provided in our bye-laws or the Companies Act, any action or resolution requiring the approval of the shareholders may be passed by a simple majority of votes cast (Companies Act §77(2)).

Any person authorized to vote may authorize another person or persons to act for him by proxy. (Companies Act §77(3)).

The bye-laws may specify the number to constitute a quorum for a general meeting of the Company. In the case of a company having only one member, one member present in person or by proxy constitutes the necessary quorum. (Companies Act § 71(5)).

When a quorum is once present to constitute a meeting, the byelaws may provide for whether or not it is broken by the subsequent withdrawal of any shareholders. (Companies Act §13(2)(f)).

The bye-laws may provide for cumulative voting in the election of directors. (Companies Act §77).